Exhibit 3.1

AMENDMENT NO. 3

TO THE

SECOND AMENDED AND RESTATED BY-LAWS

OF

EMPIRE RESORTS, INC.

DATED FEBRUARY 25, 2008

The By-laws are hereby amended as follows:

That ARTICLE I of the By-laws is hereby amended to add the following Section 1.11:

Section 1.11.  ADVANCE NOTICE OF STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS.  Stockholders of record may nominate one or more persons for election as directors at the annual meeting of stockholders or propose business to be brought before the annual meeting of stockholders, or both, only if (i) such business is a proper matter for stockholder action under Delaware law and (ii) the stockholder has given timely notice in proper written form of such stockholder’s intent to make such nomination or nominations or to propose such business.

To be timely, a stockholder’s notice relating to the annual meeting shall be delivered to the Secretary at the principal executive offices of the Corporation not less than 120 or more than 180 days prior to the first anniversary (the  “Anniversary”) of the date on which the Corporation first mailed its proxy materials for the preceding year’s annual meeting of stockholders. However, if the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after the Anniversary of the preceding year’s annual meeting, then notice by the stockholder to be timely must be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the later of (i) the 90th day prior to such annual meeting or (ii) the 15th day following the day on which public announcement of the date of such meeting is first made.  With respect to the annual meeting of stockholders to be held in 2008, notice by the stockholder to be timely must be so delivered not later than the close of business on the 10th day following the date on which notice of this amendment to the by-laws was made public.

To be in proper form a stockholder’s notice to the Secretary shall be in writing and shall set forth (i) the name and address of the stockholder who intends to make the nomination(s) or propose the business and, as the case may be, of the person or persons to be nominated or of the business to be proposed, (ii) a representation that the stockholder is a holder of record of stock of the Corporation, that the stockholder intends to vote such stock at such meeting and, in the case of nomination of a director or directors, intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, (iii) in the case of nomination of a director or directors, a description of all arrangements or understandings between the stockholder and each nominee or any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder, (iv) such other information regarding each nominee or each matter of business to be proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to Regulation 14A promulgated by the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended (the  “Exchange Act”), had the nominee been nominated, or intended to be nominated, or the matter been proposed, or intended to be proposed, by the Board of Directors of the Corporation, (v) the class and number of shares of the Corporation which are owned of record and beneficially owned by the stockholder and (vi) in the case of nomination of a director or directors, the written consent of each nominee to serve as a director of the Corporation if so elected.

The Chairman or presiding officer of an annual meeting of stockholders may refuse to acknowledge the nomination of any person or the proposal of any business not made in compliance with the foregoing procedures. The business to be conducted at a special meeting of stockholders shall be limited to the business set forth in the notice of meeting sent by the Corporation.

Notwithstanding the foregoing provisions of this Section 1.11, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to matters set forth in this Section 1.11. Nothing in this Section 1.11 shall affect any rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act nor grant any stockholder a right to have any nominee included in the Corporation’s proxy statement.

For purposes of this Section 1.11, “public announcement” and “was made public” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 and 15(d) of the Exchange Act.